EXHIBIT 10.14

MODIFICATION OF NONCOMPETITION AGREEMENT

This Modification of Noncompetition Agreement (this “Agreement”) is made this 6th day of August 2007 by and between Barry L. Amsdell (“Amsdell”) and U-Store-It Trust, a Maryland real estate investment trust (“USI”).

RECITALS

WHEREAS, Amsdell and USI entered into a Noncompetition Agreement, dated October 27, 2004 (the “Noncompetition Agreement”); and

WHEREAS, the parties thereto desire to terminate specific provisions of the Noncompetition Agreement and to enter into this Agreement to memorialize such intent.

NOW, THEREFORE in consideration of the foregoing and the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1 - Termination and Modification of the Noncompetition Agreement

1.1	Modification of Noncompetition Agreement.

(a)	Amsdell and USI hereby modify the Noncompetition Agreement and USI expressly releases Amsdell from all of his obligations under Section 1 thereof with respect to any property identified by Amsdell as part of the Section 1031 “like-kind exchange” referenced in Section 13.18 of the Purchase and Sale Agreement by and between U-Store-It, L.P. and Rising Tide Development, LLC dated as of the date hereof (the “2007 Acquired Properties Purchase Agreement”).

(b)	Amsdell and USI hereby further modify the Noncompetition Agreement by amending Section 2 of the Noncompetition Agreement and adding the following language thereto: “Notwithstanding the foregoing nonsolicitation covenant set forth in this Section 2, Barry Amsdell is expressly allowed and permitted to hire, for any purpose, any employee or independent contractor who was terminated, resigned or otherwise left the employment or other service of USI or any of its affiliates on or prior to June 1, 2007.”

(c)	All other provisions of the Noncompetition Agreement remain in full force and effect.

1.2 No Other Agreements. The parties further agree that other than the obligations contained in this Agreement, no other noncompetition or nonsolicitation provisions contained in any governing documents or policy statements of USI shall apply to Amsdell.

Article 2 - Covenant Not to Sue and Indemnification

2.1 Covenant Not to Sue. USI agrees not to institute or file any claim or lawsuit for injunctive relief, declaratory judgment, damages, or otherwise against Amsdell with any court, tribunal or agency with respect to any matters released or any rights waived in this Agreement.

2.2 Indemnification. If USI breaches this covenant not to sue, it shall be liable for and shall indemnify and hold harmless Amsdell for all of his attorneys’ fees, costs, and expenses incurred as a result of such breach.

Article 3 - Miscellaneous

3.1 Notices. All notices, waivers, demands, requests or other communications required or permitted hereunder shall, unless otherwise expressly provided, be in writing and be deemed to have been properly given, served and received (a) if delivered by messenger, when received, (b) if mailed, three business days after deposit in the United States mail, certified or registered, postage prepaid, return receipt requested, (c) if telecopied/faxed, upon confirmed receipt of a telecopied/facsimile transmission or (d) if delivered by reputable overnight express courier, freight prepaid, the next business day after delivery to such courier; in every case addressed to the party to be notified as follows:

To USI:	U-Store-It Trust
50 Public Square, Suite 2800
Cleveland, Ohio 44113
Attention: Secretary
Telephone: 216-274-1340
Facsimile: 216-274-1360

with a copy to:	U-Store-It Trust
460 East Swedesford
Wayne, Pennsylvania 19087
Attention: CFO
Telephone: 610-293-5700
Facsimile: 610-293-5720

To Barry L. Amsdell:	Barry L Amsdell
6755 Engle Road, Suite A
Middleburg Heights, Ohio 44130
Attention: Barry L. Amsdell
Telephone: 440-891-4100
Facsimile: 440-891-4200

with a copy to:	Kohrman Jackson & Krantz, PLL
One Cleveland Center, 20th Floor
1375 East Ninth Street
Cleveland, Ohio 44114
Attention: Marc C. Krantz, Esq.
Telephone: 216-736-7204
Facsimile: 216-621-6536

3.2 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

3.3 Entire Agreement; Counterparts; Applicable Law. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) may be executed in one or more counterparts, which may include a .pdf signature, each of which will be deemed an original but all of which, together, shall constitute one and the same instrument; provided that this Agreement shall not be effective until each party shall have delivered their counterpart to the other party, and (c) shall be governed in all respects, including, without limitation, validity, interpretation and effect, by the laws of the State of Ohio without giving effect to the conflict of law provisions thereof.

3.4 Severability. If any provision of this Agreement is for any reason held to any extent to be invalid, void or unenforceable, the remaining provisions of this Agreement shall not be effected or impaired and such remaining provisions shall remain in full force and effect. In such event, the parties hereto shall use good faith efforts to agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and execute any amendment, consent or agreement agreed by the parties hereto to be necessary or desirable to effect such replacement.

3.5 Article and Section Headings. Article and Section headings contained in this Agreement are for reference only and shall not be deemed to have any substantive effect or to limit or define the provisions contained herein.

3.6 Successors and Assigns. This Agreement shall be binding upon and shall be enforceable by and inure to the benefit of the parties hereto and their successors and permitted assigns. Neither of the parties may assign or otherwise transfer its interest in this Agreement or its duties and obligations under this Agreement to any person without the prior written consent of the other party, which consent may be conditioned, withheld or delayed in such other party’s sole and absolute discretion.

3.7 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer any rights or remedies upon any person, other than the parties hereto and their respective successors or assigns.

3.8 Fees and Expenses. All fees and expenses incurred in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses.

3.9 Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement and that it has or will consult with its own advisors.

3.10 Effective Date. This Agreement shall be effective (“Effective Date”) concurrently with the closing contemplated by the 2007 Acquired Properties Purchase Agreement. If the 2007 Acquired Properties Purchase Agreement is terminated by any party thereto without the closing as defined therein having occurred or for any other reason the closing under the 2007 Acquired Properties Purchase Agreement does not occur, the Noncompetition Agreement shall remain in full force and effect and this Agreement shall be void ab initio.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date and year first written above.

U-Store-It Trust

By:	/s/ Dean Jernigan
Its:	President and Chief Executive Officer

/s/ Barry L. Amsdell
Barry L. Amsdell, individually

5